Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust

Declares May Cash Distribution

FORT WORTH, Texas, May 18, 2018 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest of $677,277.58 or $0.014531 per Unit, based principally upon actual oil production and estimated natural gas production during the month of March 2018. The distribution is payable June 14, 2018, to Unit Holders of record as of May 31, 2018.

The sale of San Juan Basin assets, including the oil and gas interests from which the Trust’s royalty interest was carved (“Subject Interests”), from Burlington Resources Oil & Gas Company LP (“Burlington”) to Hilcorp San Juan L.P. (“Hilcorp”) closed on July 31, 2017. Due to the transition from Burlington, Hilcorp estimated revenue for the August 2017 through November 2017 production months. Furthermore, Hilcorp informed the Trust that it estimated the natural gas revenue for the March 2018 production month.

This May 2018 distribution includes a true-up of estimated versus actual revenue and severance tax numbers for the August 2017 production month. The true-up resulted in an approximately $1.9 million reduction in gross proceeds. Hilcorp has not indicated when further reconciliations and true-ups will occur.

Gas production for the Subject Interests totaled 2,918,216 Mcf (3,242,462 MMBtu) for March 2018. Dividing revenues by production volume yielded an average gas price for March 2018 of $1.86 per Mcf ($1.67 per MMBtu) as compared to an average gas price for February 2018 of $2.13 per Mcf ($1.92 MMBtu).

The average monthly gas price Hilcorp reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, and therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months.

For the month ended March 2018, capital costs were $52,318. Lease operating expenses and property taxes were $2,730,288. Severance taxes were $907,005.

Contact:	San Juan Basin Royalty Trust
Compass Bank, Trustee
300 West Seventh St., Suite B, Fort Worth, Texas 76102
website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553